Exhibit 99.1

        J & J Snack Foods Reports Record First Quarter Sales and Earnings

    PENNSAUKEN, N.J.--(BUSINESS WIRE)--Jan. 21, 2004--J & J Snack Foods Corp. (NASDAQ:JJSF) today announced record sales and increased earnings for the first quarter ended December 27, 2003.
    Sales increased 3% to $79.9 million from $77.2 million in last year's first quarter. Net earnings increased 52% to $1.8 million in the current quarter from $1.2 million last year. Earnings per diluted share were $.20 for the first quarter compared to $.13 last year. Operating income increased 54% to $2.8 million in the current quarter from $1.8 million in the year ago quarter.
    Gerald B. Shreiber, J & J's President and Chief Executive Officer, commented, "Strong sales from our core pretzel and bakery products, including several newly developed line extensions, helped increase sales and earnings in both our food service and supermarket segments. The addition of Country Home Bakers at the beginning of our second quarter, a $55 million producer of frozen bread, cookies and biscuit products, provides us with a unique opportunity to expand our business. We are focused on integrating this business quickly and efficiently and expect it to be accretive in 2004 and provide significant earnings gains going forward."
    J & J Snack Foods Corp.'s principal products include SUPERPRETZEL, PRETZEL FILLERS and other soft pretzels, ICEE and ARCTIC BLAST frozen beverages, LUIGI'S, MAMA TISH'S, SHAPE UPS, MINUTE MAID(1) and BARQ'S(2) and CHILL frozen juice bars and ices, TIO PEPE'S churros, THE FUNNEL CAKE FACTORY funnel cakes, and MRS. GOODCOOKIE and CAMDEN CREEK cookies. J & J has manufacturing facilities in Pennsauken, Bridgeport and Bellmawr, New Jersey; Scranton and Hatfield, Pennsylvania; Carrollton, Texas and Vernon (Los Angeles), California.

    (1)MINUTE MAID is a registered trademark of The Coca-Cola Company.

    (2)BARQ'S is a registered trademark of Barq's Inc.



                                Consolidated Statement of Operations
                              ----------------------------------------
                                         Three Months Ended
                                       ----------------------
                                December 27,              December 28,
                                   2003                      2002
                                  ------                    ------
                                (unaudited)
                                          (in thousands)

Net sales                       $ 79,945                    $ 77,244
Cost of goods sold                55,307                      55,179
                                --------                    --------
  Gross profit                    24,638                      22,065
Operating expenses                21,859                      20,255
                                --------                    --------
Operating income                   2,779                       1,810
Other income                          88                          66
                                --------                    --------
  Earnings before income
  taxes                            2,867                       1,876
Income taxes                       1,042                         675
                                ---------                   ---------
  Net earnings                   $ 1,825                     $ 1,201
                                =========                   =========

Earnings per diluted share         $ .20                       $ .13
Earnings per basic share           $ .21                       $ .14
Weighted average number
 of diluted shares                 9,039                       9,235
Weighted average number
 of basic shares                   8,792                       8,730


                                       Consolidated Balance Sheets
                                     -------------------------------
                              December 27, 2003   September 27, 2003
                              -----------------   ------------------
                                  (unaudited)
                                            (in thousands)

Current assets                  $ 98,996                    $100,405
Property, plant & equipment,
  net                             84,614                      87,115
Goodwill                          46,529                      45,850
Other intangibles, net             1,154                       1,231
Other assets                       2,185                       2,082
                                --------                    --------
  Total                         $233,478                    $236,683
                                ========                    ========


Current liabilities             $ 34,758                    $ 40,058
Deferred income taxes             13,374                      13,374
Other long term obligations          644                         687
Stockholders' equity             184,702                     182,564
                                --------                    --------
  Total                         $233,478                    $236,683
                                ========                    ========


    The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.


    CONTACT: J & J Snack Foods Corp.
             Dennis G. Moore, 856-665-9533